Exhibit 99.1

News Release

Investor Contact:	Don Washington	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone: 704-731-1500
Phone:	704-731-1527	Fax: 704-731-1511
www.enproindustries.com
Email:	don.washington@enproindustries.com

EnPro Industries Reports Results for the

Fourth Quarter and Full Year of 2011

•	Sales improved 42% over the fourth quarter of 2010, benefiting from acquisitions and continued organic growth

•	Before selected items, fourth quarter EPS was $0.37 compared to $0.30 a year ago

•	GAAP EPS was $0.12 in the fourth quarter compared to $0.30 in the fourth quarter of 2010

•	Full-year sales increased 28% to $1.11 billion, reflecting acquisitions and increases in demand

•	Before selected items, EPS was $2.81 in 2011 compared to $2.37 in 2010, which included EPS of $0.42 from GST; 2011 GAAP EPS from continuing operations of $2.06 compares to $2.96 in 2010

•	2011 EBITDA increased to $153.3 million from $121.8 million in 2010, which included $16.4 million from GST in 2010

CHARLOTTE, N.C., February 9, 2012 — EnPro Industries (NYSE: NPO) today reported consolidated net income of $2.6 million, or $0.12 a share, for the fourth quarter of 2011, compared to consolidated net income of $6.3 million or $0.30 a share in the fourth quarter of 2010.

Before selected items, including interest due to Garlock Sealing Technologies LLC (GST), a deconsolidated subsidiary, income in the fourth quarter of 2011 was $7.7 million, or $0.37 a share, compared with $6.4 million or $0.30 a share, in the fourth quarter of 2010. The results of GST and its subsidiaries were deconsolidated effective June 5, 2010, when GST entered a process to reach a permanent resolution of all current and future asbestos claims. A table on page 10 of this press release shows the effect of selected items, including interest due to GST, in both periods.

All per share amounts are stated on a diluted basis.

Sales in the fourth quarter of 2011 were $271.4 million, a 42% increase over the fourth quarter of 2010, when sales were $191.5 million. Improving conditions in the company’s markets, market share gains, selected price increases and new products contributed to a 16% increase in sales while businesses acquired in 2011 contributed growth of 26%, or $49.7 million.

Consolidated earnings before interest, income taxes, depreciation and amortization (EBITDA) were $28.4 million in the fourth quarter of 2011, a 63% improvement over the fourth quarter of 2010, when EBITDA was $17.4 million.

“The fourth quarter capped a successful year for EnPro,” said Steve Macadam, president and chief executive officer. “We saw steady growth in our markets throughout the year, we completed acquisitions that position us in new markets with new opportunities, and we continued to achieve our objectives for enterprise excellence. Our accomplishments position us well as we begin 2012, and we look forward to another year of improving sales and earnings.”

Full Year Results

For the full year of 2011, EnPro reported income from continuing operations of $44.2 million, or $2.06 a share, compared to income from continuing operations of $61.3 million, or $2.96 a share, for the full year of 2010. Before selected items, including interest due to GST and a gain on the deconsolidation of GST, EnPro’s consolidated net income in 2011 was $60.4 million, or $2.81 a share. In 2010, consolidated net income before selected items was $49.0 million, or $2.37 a share, and included a contribution of $8.7 million, or $0.42 a share, from GST and its subsidiaries prior to deconsolidation.

Sales in 2011 were $1.1 billion, an increase over 2010 of 28%, or $240.5 million, including a contribution from acquisitions of $170.1 million. In addition, GST recorded sales of $214.4 million in 2011. In 2010, consolidated sales were $865.0 million and included sales of $77.7 million from GST and its subsidiaries prior to June 5.

In 2011, earnings before interest, income taxes, depreciation, amortization and asbestos-related expenses (EBITDA-A) were $153.3 million, or 13.9% of sales. GST recorded an additional $50.1 million of EBITDA-A in 2011. In 2010, EBITDA-A was $121.8 million, or 14.1% of sales, and included a contribution of $16.4 million from GST prior to deconsolidation.

Sealing Products Segment

($ Millions)	Quarter Ended		Change	Year Ended		Change
	12/31/2011	12/31/2010		12/31/2011	12/31/2010
Sales	$139.3	$88.1	58%	$534.9	$397.6	35%
EBITDA	$21.9	$19.3	13%	$104.1	$87.0	20%
EBITDA Margin	15.7%	21.9%		19.5%	21.9%
Segment Profit	$14.9	$15.8	(6)%	$81.2	$70.3	16%
Segment Margin	10.7%	17.9%		15.2%	17.7%

Sales in the Sealing Products segment were 58% higher than in the fourth quarter of 2010. Acquisitions contributed an increase of 45%, or $40.0 million, while higher activity levels in the segment’s markets contributed an increase of 13%. The segment reported increased demand from a wide range of markets and in all regions of the world, but especially in the North American heavy-duty truck markets served by Stemco.

The segment’s profits decreased slightly and profit margins declined. The decrease in profits and profit margins reflect $3.5 million of acquisition-related expenses, including amortization expense of $2.5 million, and increases in selling, general and administrative expenses to support increased activity in the segment’s markets and the execution of the segment’s growth strategies.

For the full year of 2011, the segment’s sales improved to $534.9 million, a 35% improvement over 2010, when sales were $397.6 million and included net sales of $67.1 million from GST. Excluding GST from 2010, the segment’s sales increased by 62%, or $204.4 million and included a contribution of $131.7 million from acquisitions.

Segment profits were $81.2 million in 2011, or 15.2% of sales, and included a contribution of $6.6 million from acquisitions. Acquisition related expenses in 2011 were $12.4 million, including amortization of $6.9 million. In 2010, segment profits were $70.3 million, or 17.7% of sales, and included a contribution of about $14.0 million from GST prior to its deconsolidation.

Engineered Products Segment

	Quarter Ended		Change	Year Ended		Change
($ Millions)	12/31/2011	12/31/2010		12/31/2011	12/31/2010
Sales	$92.1	$77.1	19%	$386.7	$302.5	28%
EBITDA	$9.2	$6.6	39%	$50.7	$34.7	46%
EBITDA Margin	10.0%	8.6%		13.1%	11.5%
Segment Profit	$3.1	$1.7	82%	$29.2	$16.3	79%
Segment Margin	3.4%	2.2%		7.6%	5.4%

Sales in the Engineered Products segment were $92.1 million in the fourth quarter of 2011, an increase of $15.0 million, or 19%, over the fourth quarter of 2010. Acquisitions completed in 2011 were the primary source of the increase, contributing sales of $9.7 million. Both GGB and CPI reported stronger demand, and the segment’s organic growth reached 8%. GGB benefited primarily from the acquisition of PI Bearings as well as from increased demand in North America. At CPI, sales improved due to the acquisition of the Mid Western Companies and modestly higher activity levels in some European markets.

Profits increased in the segment compared to the fourth quarter of 2010, and segment profits improved to $3.1 million. Acquisition-related expenses in the fourth quarter were $0.7 million, including $0.5 million of amortization. As sales and profits increased, the segment’s margins increased to 3.4%.

For the full year of 2011, sales in the Engineered Products segment were $386.7 million, a 28% increase over 2010. The segment benefited from an organic growth rate of 11% as demand increased at both GGB and CPI. Acquisitions accounted for a 13% increase in the segment’s sales as they contributed $38.4 million to the total. Favorable foreign exchange contributed growth of 4% to the segment’s sales.

Segment profits increased substantially in 2011 to $29.2 million, or 7.6% of sales, from $16.3 million or 5.4% of sales in 2010. Acquisition-related expenses in 2011 were $3.5 million, including $1.9 million in amortization expense. Profits benefited from a small contribution from acquisitions as well as higher volumes across all products and geographies as GGB’s and CPI’s markets strengthened in 2011.

Engine Products and Services Segment

($ Millions)	Quarter Ended		Change	Year Ended		Change
	12/31/2011	12/31/2010		12/31/2011	12/31/2010
Sales	$40.3	$26.6	52%	$185.8	$166.0	12%
EBITDA	$8.0	$4.9	63%	$34.2	$39.4	(13)%
EBITDA Margin	19.9%	18.4%		18.4%	23.7%
Segment Profit	$7.3	$4.0	83%	$30.6	$35.5	(14)%
Segment Margin	18.1%	15.0%		16.5%	21.4%

Increased parts and services sales and the transition to percentage of completion accounting on new engine sales resulted in a $13.7 million, or 52%, increase in sales in the Engine Products and Services segment during the fourth quarter of 2011. Segment profits improved to $7.3 million in the fourth quarter and segment profit margins improved to 18.1%, reflecting the increase in aftermarket sales, which typically are more profitable than engine sales.

For the full year of 2011, sales in the Engine Products and Services segment improved to $185.8 million, an increase of 12% over 2010. Sales benefited about equally from increased engine shipments and the use of percentage of completion accounting for new engine sales, which began in the third quarter of 2011. Aftermarket sales were slightly lower in 2011 than in 2010.

The segment’s profits decreased $4.9 million to $30.6 million or 16.5% of sales in 2011, reflecting a less profitable product mix as aftermarket sales declined and the effect of several items which combined to create a net reduction of $2.1 million in segment profits. These items included a warranty provision, a loss provision on a contract related to the segment’s nuclear power strategy, and a reimbursement for costs associated with the cancellation of a contract by the customer. Segment profits in 2010 were $35.5 million or 21.4% of sales.

Garlock Sealing Technologies

($ Millions)	Quarter Ended		Change	Year Ended		Change
	12/31/2011	12/31/2010		12/31/2011	12/31/2010
Sales	$54.1	$45.1	20%	$214.4	$182.7	17%
EBITDA-A	$12.4	$7.2	72%	$50.1	$35.8	40%
EBITDA-A Margin	22.9%	16.0%		23.4%	19.6%
Operating Profit	$11.3	$5.9	92%	$44.8	$30.6	46%
Margin	20.9%	13.1%		20.9%	16.7%
Adjusted Net Inc.	$7.4	$4. 6	61%	$28.8	$20.5	39%

GST and its subsidiaries reported a 20% increase in third-party sales over the fourth quarter of 2011, primarily reflecting increased demand from North American industrial markets and favorable pricing. Operating profit increased as volumes grew and pricing improved, and operating profit margins expanded to 20.9% from 13.1% in the fourth quarter of 2010.

For the full year, GST’s third party sales were $214.4 million, an increase of 17% over 2010. Sales grew as demand increased across most of GST’s markets. GST’s operating profit improved to $44.8 million, a 46% increase over 2010, and EBITDA-A grew to $50.1 million, a 40% increase over 2010. Adjusted net income at GST was $28.8 million in 2011 compared to $20.5 million in 2010.

Measures of GST’s profitability, including adjusted net income, do not reflect expenses incurred in connection with the asbestos claims resolution process. Those expenses were about $6.1 million in the fourth quarter of 2011 compared to $5.4 million in the fourth quarter of 2010 and $17.0 million for the full year of 2011 compared to $9.0 million in 2010.

Cash Flows

EnPro’s cash balance stood at $30.7 million at the end of 2011, compared to $219.2 million at the end of 2010. The decrease in the cash balance came after investments of $228.2 million to complete acquisitions during 2011 and capital expenditures of $31.5 million, an increase of nearly $10 million over 2010, when capital spending was $21.9 million. Operating activities generated cash of $78.6 million during the year. In 2010, operating activities generated cash of $33.5 million after net outflows of $3.8 million for asbestos-related expenses prior to the initiation of GST’s asbestos claims resolution process on June 5, 2010.

GST’s cash balance stood at $126.3 million at the end of 2011, compared with $87.1 million at the end of 2010.

Outlook

In 2012, EnPro currently anticipates strong sales growth as the company’s operations benefit from improved market conditions, higher volumes, market share gains and a full year of sales from companies acquired in 2011. The company also expects the margin on total segment profit to improve over 2011 although the margin will continue to reflect increased sales of lower margin products as the company expands in original equipment markets and costs associated with the integration of acquisitions, especially in the first half of the year.

“We are well-positioned as we enter 2012,” said Macadam. “Our markets appear stable and we anticipate they will continue to improve during the year. Our operations are poised to take advantage of these improvements as they benefit from our enterprise excellence programs. We also expect to see increasing contributions from our recent acquisitions as they become fully integrated and present opportunities for us to expand the products we offer and the markets we serve.

“The past 24 months have been a time of transformation for EnPro, with the initiation of a process to permanently resolve asbestos claims against GST, the sale of Quincy Compressor and the reinvestment of those proceeds into acquisitions that give us new, attractive opportunities for growth. We look forward to continuing our transformation in 2012,” Macadam concluded.

Conference Call and Webcast Information

EnPro will hold a conference call today, February 9, at 10:00 a.m. Eastern Time to discuss fourth quarter and full year 2011 results. Investors who wish to participate in the call should dial 1-800-851-4704 approximately 10 minutes before the call begins and provide conference id number 46282655. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, http://www.enproindustries.com. To access the presentation, log on to the webcast by clicking the link on the company’s home page.

Deconsolidation of Garlock Sealing Technologies

Results for the fourth quarter and full year of 2011 reflect the deconsolidation of Garlock Sealing Technologies LLC (GST) and its subsidiaries, effective June 5, 2010, when GST filed a voluntary petition to begin an asbestos claims resolution process intended to permanently resolve all current and future asbestos claims against it under Section 524(g) of the U.S. Bankruptcy Code. Deconsolidation is required by generally accepted accounting standards, which do not permit the restatement of results of prior periods to reflect the deconsolidation. However, to aid in comparisons of year-over-year data, the company has attached a schedule to this press release showing key operating measures for both EnPro and GST on a pro forma basis. The schedule presents results for the fourth quarter and full year of 2011 and 2010 as if the deconsolidation of GST had occurred on January 1, 2010.

Non-GAAP Financial Information

This press release contains financial measures that have not been prepared in accordance with GAAP. They include income before asbestos-related expenses and other selected items, EBITDAA, EBITDA and related per share amounts. Tables showing the effect of these non-GAAP financial measures for the fourth quarter and full year of 2011 and 2010 are attached to the release.

Forward-Looking Statements

Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt payments, employee benefit obligations and other matters. In addition, adverse developments could arise in regard to voluntary petitions filed by certain of our subsidiaries in U.S. Bankruptcy Court to establish a trust that would resolve all current and future asbestos claims. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2011 and Form 10-Q for the quarter ended September 30, 2011, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.

About EnPro Industries

EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

EnPro Industries, Inc.

Consolidated Statements of Operations (Unaudited)

For the Quarters and Years Ended December 31, 2011 and 2010

(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended		Years Ended
	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010
Net sales	$271.4	$191.5	$1,105.5	$865.0
Cost of sales	182.5	121.0	726.5	541.0

Gross profit	88.9	70.5	379.0	324.0

Operating expenses:
Selling, general and administrative expenses	74.7	63.4	275.0	242.9
Asbestos-related expenses	—	—	—	23.3
Other operating expense	1.4	1.0	2.3	3.4

Total operating expenses	76.1	64.4	277.3	269.6

Operating income	12.8	6.1	101.7	54.4

Interest expense	(10.7)	(9.7)	(40.8)	(27.5)
Interest income	0.1	0.4	1.2	1.6
Gain on deconsolidation of GST	—	—	—	54.1
Other income	—	—	2.9	—

Income (loss) from continuing operations before income taxes	2.2	(3.2)	65.0	82.6
Income tax benefit (expense)	0.4	9.5	(20.8)	(21.3)

Income from continuing operations	2.6	6.3	44.2	61.3
Income from discontinued operations, net of taxes	—	—	—	94.1

Net income	$2.6	$6.3	$44.2	$155.4

Basic earnings per share:
Continuing operations	$0.12	$0.31	$2.15	$3.01
Discontinued operations	—	—	—	4.63

Net income per share	$0.12	$0.31	$2.15	$7.64

Average common shares outstanding (millions)	20.6	20.4	20.5	20.3

Diluted earnings per share:
Continuing operations	$0.12	$0.30	$2.06	$2.96
Discontinued operations	—	—	—	4.55

Net income per share	$0.12	$0.30	$2.06	$7.51

Average common shares outstanding (millions)	20.9	21.1	21.5	20.7

EnPro Industries, Inc.

Consolidated Statements of Cash Flows (Unaudited)

For the Years Ended December 31, 2011 and 2010

(Stated in Millions of Dollars)

	2011	2010
Operating activities of continuing operations
Net income	$44.2	$155.4
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Income from discontinued operations, net of taxes	—	(94.1)
Taxes related to sale of discontinued operations	—	(50.9)
Gain on deconsolidation of GST, net of taxes	—	(33.8)
Depreciation	25.3	23.3
Amortization	23.1	16.3
Accretion of debt discount	6.3	5.8
Deferred income taxes	4.3	(2.4)
Stock-based compensation	5.4	6.9
Excess tax benefits from stock-based compensation	(1.0)	(0.8)
Change in assets and liabilities, net of effects of acquisitions and divestitures of businesses:
Asbestos liabilities, net of insurance receivables	—	26.0
Accounts and notes receivable	(31.1)	(43.9)
Inventories	(12.0)	5.2
Accounts payable	12.0	2.1
Other current assets and liabilities	5.8	12.6
Other non-current assets and liabilities	(3.7)	5.8

Net cash provided by operating activities of continuing operations	78.6	33.5

Investing activities of continuing operations
Purchases of property, plant and equipment	(31.5)	(21.9)
Divestiture of business	—	189.1
Deconsolidation of GST	—	(29.5)
Acquisitions, net of cash acquired	(228.2)	(25.9)
Other	1.8	0.1

Net cash provided by (used in) investing activities of continuing operations	(257.9)	111.9

Financing activities of continuing operations
Net repayments of short-term borrowings	(13.1)	(6.1)
Proceeds from debt	53.9	—
Repayments of debt	(50.1)	(0.1)
Other	(0.1)	1.6

Net cash used in financing activities of continuing operations	(9.4)	(4.6)

Cash flows of discontinued operations
Operating cash flows	—	1.9
Investing cash flows	—	(0.1)

Net cash provided by discontinued operations	—	1.8

Effect of exchange rate changes on cash and cash equivalents	0.2	(0.2)

Net increase (decrease) in cash and cash equivalents	(188.5)	142.4
Cash and cash equivalents at beginning of period	219.2	76.8

Cash and cash equivalents at end of period	$30.7	$219.2

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$22.9	$7.2
Income taxes	$35.1	$56.5

EnPro Industries, Inc.

Consolidated Balance Sheets (Unaudited)

As of December 31, 2011 and 2010

(Stated in Millions of Dollars)

	2011	2010
Current assets
Cash and cash equivalents	$30.7	$219.2
Accounts and notes receivable	195.3	142.1
Inventories	112.6	77.0
Other current assets	44.1	38.6

Total current assets	382.7	476.9

Property, plant and equipment	164.2	140.2
Goodwill	201.2	112.1
Other intangible assets	195.7	115.1
Investment in GST	236.9	236.9
Other assets	71.4	67.1

Total assets	$1,252.1	$1,148.3

Current liabilities
Short-term borrowings	$9.9	$22.1
Notes payable to GST	10.2	—
Current maturities of long-term debt	1.6	—
Accounts payable	83.9	57.5
Accrued expenses	119.5	100.3

Total current liabilities	225.1	179.9

Long-term debt	148.6	135.8
Notes payable to GST	227.2	227.2
Pension liability	108.7	84.1
Other liabilities	48.4	44.9

Total liabilities	758.0	671.9

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	418.1	411.3
Retained earnings	104.9	60.7
Accumulated other comprehensive income (loss)	(27.7)	5.6
Common stock held in treasury, at cost	(1.4)	(1.4)

Total shareholders’ equity	494.1	476.4

Total liabilities and shareholders’ equity	$1,252.1	$1,148.3

EnPro Industries, Inc.

Segment Information (Unaudited)

For the Quarters and Years Ended December 31, 2011 and 2010

(Stated in Millions of Dollars)

Sales

	Quarters Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010

Sealing Products	$139.3	$88.1	$534.9	$397.6
Engineered Products	92.1	77.1	386.7	302.5
Engine Products and Services	40.3	26.6	185.8	166.0

	271.7	191.8	1,107.4	866.1
Less intersegment sales	(0.3)	(0.3)	(1.9)	(1.1)

	$271.4	$191.5	$1,105.5	$865.0

Segment Profit

	Quarters Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010

Sealing Products	$14.9	$15.8	$81.2	$70.3
Engineered Products	3.1	1.7	29.2	16.3
Engine Products and Services	7.3	4.0	30.6	35.5

	$25.3	$21.5	$141.0	$122.1

Segment Margin

	Quarters Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Sealing Products	10.7%	17.9%	15.2%	17.7%
Engineered Products	3.4%	2.2%	7.6%	5.4%
Engine Products and Services	18.1%	15.0%	16.5%	21.4%

	9.3%	11.2%	12.8%	14.1%

Reconciliation of Segment Profit to Income from Continuing Operations

	Quarters Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010

Segment profit	$25.3	$21.5	$141.0	$122.1
Corporate expenses	(10.4)	(12.4)	(32.6)	(36.7)
Asbestos-related expenses	—	—	—	(23.3)
Gain on deconsolidation of GST	—	—	—	54.1
Interest expense, net	(10.6)	(9.3)	(39.6)	(25.9)
Other expense, net	(2.1)	(3.0)	(3.8)	(7.7)

Income (loss) from continuing operations before income taxes	2.2	(3.2)	65.0	82.6
Income tax benefit (expense)	0.4	9.5	(20.8)	(21.3)

Income from continuing operations	$2.6	$6.3	$44.2	$61.3

Segment profit is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment. Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, asbestos-related expenses, gains/losses related to the sale of assets, impairments and income taxes are not included in the computation of segment profit. The accounting policies of the reportable segments are the same as those for the Company.

EnPro Industries, Inc.

Reconciliation of Income Before Asbestos-Related Expenses and Other Selected Items to Net Income from Continuing Operations (Unaudited)

For the Quarters and Years Ended December 31, 2011 and 2010

(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended December 31,
	2011		2010
	$	Per share	$	Per share

Income before asbestos-related expenses and other selected items	$7.7	$0.37	$6.4	$0.30

Adjustments (net of tax):

Restructuring costs	(0.6)	(0.03)	(0.1)	(0.01)

Interest expense and royalties with GST	(4.3)	(0.21)	(4.1)	(0.19)

Other	(0.3)	(0.01)	(0.9)	(0.04)

Tax accrual adjustments	0.1	—	5.0	0.24

Impact	(5.1)	(0.25)	(0.1)	—

Net income from continuing operations	$2.6	$0.12	$6.3	$0.30

	Years Ended December 31,
	2011		2010
	$	Per share	$	Per share

Income before asbestos-related expenses and other selected items	$60.4	$2.81	$49.0	$2.37

Adjustments (net of tax):

Asbestos-related expenses	—	—	(14.6)	(0.71)

Restructuring costs	(0.9)	(0.04)	(0.6)	(0.03)

Gain on deconsolidation of GST	—	—	33.8	1.64

Interest expense and royalties with GST	(17.3)	(0.81)	(9.3)	(0.45)

Other	1.3	0.06	(2.0)	(0.10)

Tax accrual adjustments	0.7	0.04	5.0	0.24

Impact	(16.2)	(0.75)	12.3	0.59

Net income from continuing operations	$44.2	$2.06	$61.3	$2.96

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company’s reported net income and earnings per share, including items that may recur from time to time. This presentation enables readers to better compare EnPro Industries, Inc. to other diversified industrial manufacturing companies that do not incur significant asbestos-related expenses, the sporadic impact of restructuring activities or other selected items. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results.

The amounts above, which may be considered non-GAAP financial measures, are shown on an after-tax basis and have been calculated by applying a 37.5% assumed effective tax rate to the pre-tax amount. The tax accrual adjustments have already been stated in after-tax amounts. The pre-tax amounts for the asbestos-related expenses and gain on deconsolidation of GST are separately presented in the accompanying consolidated statements. The interest expense with GST is included in interest expense and the restructuring costs and other are included as part of other operating expense and other income. Per share amounts were calculated by dividing by the weighted-average shares of common stock outstanding during the periods.

EnPro Industries, Inc.

Reconciliation of EBITDA to Segment Profit (Unaudited)

For the Quarters and Years Ended December 31, 2011 and 2010

(Stated in Millions of Dollars)

	Quarter Ended December 31, 2011
	Sealing Products	Engineered Products	Engine Prods. and Services	Total Segments

Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$21.9	$9.2	$8.0	$39.1

Deduct depreciation and amortization expense	(7.0)	(6.1)	(0.7)	(13.8)

Segment profit	$14.9	$3.1	$7.3	$25.3

EBITDA margin	15.7%	10.0%	19.9%	14.4%

	Quarter Ended December 31, 2010
	Sealing Products	Engineered Products	Engine Prods. and Services	Total Segments

Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$19.3	$6.6	$4.9	$30.8

Deduct depreciation and amortization expense	(3.5)	(4.9)	(0.9)	(9.3)

Segment profit	$15.8	$1.7	$4.0	$21.5

EBITDA margin	21.9%	8.6%	18.4%	16.1%

	Year Ended December 31, 2011
	Sealing Products	Engineered Products	Engine Prods. and Services	Total Segments

Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$104.1	$50.7	$34.2	$189.0

Deduct depreciation and amortization expense	(22.9)	(21.5)	(3.6)	(48.0)

Segment profit	$81.2	$29.2	$30.6	$141.0

EBITDA margin	19.5%	13.1%	18.4%	17.1%

	Year Ended December 31, 2010
	Sealing Products	Engineered Products	Engine Prods. and Services	Total Segments

Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$87.0	$34.7	$39.4	$161.1

Deduct depreciation and amortization expense	(16.7)	(18.4)	(3.9)	(39.0)

Segment profit	$70.3	$16.3	$35.5	$122.1

EBITDA margin	21.9%	11.5%	23.7%	18.6%

For a reconciliation of segment profit to income from continuing operations, please refer to the Segment Information (Unaudited) schedule.

EnPro Industries, Inc.

Reconciliation of EBITDAA to Net Income from Continuing Operations (Unaudited)

For the Quarters and Years Ended December 31, 2011 and 2010

(Stated in Millions of Dollars)

	Quarters Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010

Earnings before interest, income taxes, depreciation, amortization, asbestos-related expenses and other selected items (EBITDAA)	$28.4	$17.4	$153.3	$121.8

Adjustments:

Interest expense, net	(10.6)	(9.3)	(39.6)	(25.9)

Income tax benefit (expense)	0.4	9.5	(20.8)	(21.3)

Depreciation and amortization expense	(14.0)	(9.5)	(48.4)	(39.6)

Asbestos-related expenses	—	—	—	(23.3)

Restructuring costs	(1.0)	(0.2)	(1.4)	(0.9)

Gain on deconsolidation of GST	—	—	—	54.1

Other	(0.6)	(1.6)	1.1	(3.6)

Impact	(25.8)	(11.1)	(109.1)	(60.5)

Net income from continuing operations	$2.6	$6.3	$44.2	$61.3

EnPro Industries, Inc.

Selected Pro Forma Results Reflecting Deconsolidation of GST (Unaudited) *

(Stated in Millions of Dollars)

	Quarter Ended December 31, 2011		Quarter Ended December 31, 2010
	EnPro Pro Forma	GST	EnPro Pro Forma	GST

Adjusted net sales	$265.7	$54.1	$187.3	$45.1

Segment profit/operating profit	$25.3	$11.3	$21.5	$5.9

EBITDAA	$28.4	$12.4	$17.4	$7.2

Income before asbestos-related expenses and other selected items	$7.7	$7.4	$6.4	$4.6

	Year Ended December 31, 2011		Year Ended December 31, 2010
	EnPro Pro Forma	GST	EnPro Pro Forma	GST

Adjusted net sales	$1,081.1	$214.4	$775.8	$182.7

Segment profit/operating profit	$141.0	$44.8	$108.0	$30.6

EBITDAA	$153.3	$50.1	$105.4	$35.8

Income before asbestos-related expenses and other selected items	$60.4	$28.8	$40.3	$20.5

*	EnPro pro forma amounts reflect the effect of the deconsolidation of GST as if it had occurred on January 1, 2010. Adjusted net sales reflect third party sales only, which differ from the sales reported on the accompanying consolidated statements of operations which include intercompany sales from EnPro to GST.